Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made by and between John Banczak (“Employee”) and Vacasa LLC (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, Employee’s employment with the Company will end as of the Separation Date (as defined below); and
WHEREAS, Employee and the Company want to establish the obligations of the Parties including, without limitation, all amounts due and owing to Employee.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Separation Date. Employee’s status as an employee and officer of the Company, and as an officer of each of its parents, subsidiaries and affiliates, shall end effective as of the earliest of (i) March 31, 2024 (the “Planned Separation Date”), (ii) the date the Company terminates Employee’s employment for any reason, (iii) the date Employee voluntarily resigns Employee’s employment for any reason, or (iv) the date of Employee’s death (the earliest such date, the “Separation Date”). Employee hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Employee’s status as an officer of the Company and as an officer of each of its parents, subsidiaries and affiliates as of the Separation Date.
2.Continued Employment.
a.Employment Period. From the date hereof through the Separation Date (the “Employment Period”), Employee will remain employed at-will by the Company as its Chief Operations Officer. During the Employment Period, Employee will continue to be paid Employee’s base salary at the rate in effect on the date of this Agreement, be eligible for all employee benefit plans available to executives of the Company and be eligible to vest into the Vacasa, Inc. equity awards (“Equity Awards”) held by Employee as of the date of this Agreement in accordance with their terms; provided that Employee shall not be granted any new Equity Awards following the date of this Agreement, or be eligible for a calendar year 2024 annual performance bonus. Effective as of the Separation Date (and notwithstanding Employee’s performance of Transition Services (as defined in Section 3)), all then-unvested Equity Awards held by Employee shall automatically be forfeited without payment.
b.Withholding Taxes. All payments made to Employee during the Employment Period will be subject to required withholding taxes and authorized deductions.
c.Confidentiality Agreement. Employee reaffirms Employee’s commitment to remain in compliance with the Employee Proprietary Information Agreement signed by Employee on December 23, 2014 (the “Confidentiality Agreement”), including the restrictive covenants set forth therein.

d.Offer Letter. The amended and restated employment offer letter agreement between Employee and the Company, dated as of February 6, 2023 (the “Offer Letter) shall remain in effect during the Employment Period, provided that in the event of any inconsistency between the terms of the Offer Letter and this Agreement, the terms of this Agreement shall control. Notwithstanding anything to the contrary in this Agreement, if Employee’s employment with the Company is terminated by the Company without Cause (as defined in the Offer Letter) before the Planned Separation Date, then Employee will be eligible for the severance benefits set forth under the section of the Offer Letter titled “Potential Termination Payments and Benefits,” subject to the terms and conditions thereof. The Parties agree that a termination of Employee’s employment with the Company on the Planned Separation Date in accordance with Section 1 of this Agreement shall not constitute a termination of Employee’s employment without Cause for purposes of the Offer Letter or any other agreement between Employee and the Company or any of its affiliates. Immediately following the end of the Employment Period, the Offer Letter shall terminate.
3.Consulting Period.
a.Consulting Period. If the Separation Date occurs on the Planned Separation Date, and if Employee both signs and delivers to the Company on the Separation Date a copy of the Release Agreement substantially in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable on the eighth day after Employee signs it, then (i) during the period (the “Consulting Period”) commencing on April 1, 2024 and ending on the earliest of (A) September 30, 2024, (B) the date Employee takes any action that constitutes Cause, (C) the date Employee ceases to provide, or remain available to provide, the Transition Services, or (D) the date of Employee’s death (such earliest date, the “Consulting Period End Date”), Employee shall serve as an independent contractor to the Company and shall provide transition services (the “Transition Services”) on an as-requested and as-needed basis in Employee’s areas of expertise and work experience and responsibility, and shall be paid the retainer set forth in Section 3(b), (ii) Employee will be eligible to receive the COBRA reimbursements set forth in Section 3(d), and (iii) Employee may keep the laptop provided by the Company to Employee, provided that a member of the Company’s IT department has confirmed to the Company, on or before the effective date of the Release, the permanent deletion therefrom of all Company Materials (as defined in the Release) and other Company confidential information. The Transition Services shall be provided remotely. During the Consulting Period, Employee agrees to remain in compliance with the Confidentiality Agreement to the same extent as if Employee were an employee of the Company.
b.Retainer. During the Consulting Period, the Company shall pay to Employee, on or as soon as practicable after the last day of each calendar month during the Consulting Period, a monthly retainer of $41,666.66, which shall be prorated for any partial month of service during the Consulting Period.
c.Benefits. Employee understands and agrees that, while performing any services for the Company after the Separation Date, Employee shall be an independent contractor, and shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. Nothing in this Section shall be deemed to diminish Employee’s eligibility to elect continued

healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
d.COBRA Premiums. Subject to Section 3(a), the Company will reimburse Employee for a portion of the cost of continued healthcare coverage under COBRA for Employee and Employee’s eligible dependents, if any, with such portion limited to the amount the Company would have otherwise contributed towards Employee’s group health insurance as an active employee (the “COBRA Coverage Reimbursement”), commencing on April 1, 2024 and continuing until the earliest of (i) the Consulting Period End Date, (ii) the date upon which Employee (and Employee’s eligible dependents, as applicable) becomes covered under similar plans, or (iii) the date upon which Employee ceases to be eligible for coverage under COBRA (such period, the “COBRA Coverage Reimbursement Period”). The COBRA Coverage Reimbursement under this Section is subject to Employee electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Coverage Reimbursement without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage Reimbursement, the Company will provide to Employee a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA Coverage Reimbursement (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Employee elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Employee obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the COBRA Coverage Reimbursement Period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Employee will not receive the COBRA Replacement Payments or any reimbursement for further COBRA coverage.
e.Independent Contractor Status. Employee and the Company acknowledge and agree that, during the Consulting Period, Employee shall be an independent contractor. During the Consulting Period and thereafter, Employee shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Personal income and self-employment taxes for compensation received from the Company during the Consulting Period, including monthly retainers, shall be the sole responsibility of Employee. Employee agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Employee to make required personal income and self-employment tax payments with respect to such compensation.
f.No Competitive Activities. Employee acknowledges and agrees that, during the Consulting Period, Employee shall not, directly or indirectly, become employed by, consult for, or otherwise provide assistance or advice to any competitor of the Company, and that any such activity by Employee shall constitute Cause and shall result in the immediate termination of this Agreement, and all of the Company’s obligations and Employee’s rights hereunder.
4.Final Paycheck: Accrued Wages and Expenses. Employee shall be entitled to the following in connection with Employee’s separation from employment on the Separation Date, regardless of whether Employee executes the Release.
a.Final Paycheck. As soon as administratively practicable on or after the Separation Date, the Company will pay Employee (i) all accrued but unpaid base salary earned through the Separation Date but not yet paid to Employee, and (ii) all accrued and unused vacation earned through the Separation Date to the extent required by the Company’s policies and applicable law, subject to standard payroll deductions and withholdings.
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b.Business Expenses. The Company shall reimburse Employee for all outstanding and unpaid expenses incurred prior to the Separation Date which are consistent with, and subject to, the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

5.Cooperation. After the Separation Date, Employee shall cooperate at no charge with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give truthful and complete testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during Employee’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s ability to engage in gainful employment. To the extent travel is required to fulfill Employee’s obligations under this Section, the Company shall pay for Employee’s travel expenses provided that such expenses are incurred in compliance with the Company’s travel policies.
6.Full Payment. Employee acknowledges that the payments and arrangements in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of Employee’s employment with the Company and the termination thereof.
7.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
8.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.
9.Right to Consult an Attorney. The Company hereby advises Employee to consult with an attorney before executing this Agreement.
10.Severability. In the event that any provision or any portion of any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
11.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
12.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).
13.Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.
14.Counterparts. This Agreement may be executed in counterparts and electronically or by facsimile, and each counterpart and electronic copy or facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
15.Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Offer Letter, as amended by this Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof, and supersedes and replaces any other agreements or understandings regarding the same.
16.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Employee acknowledges that:
(a)Employee has read this Agreement;
(b)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice, or has voluntarily decided not to retain legal counsel;
(c)Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)Employee is fully aware of the legal and binding effect of this Agreement; and

(e)Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
JOHN BANCZAK, an individual
Dated: February 24, 2024    /s/ John Banczak
JOHN BANCZAK
VACASA LLC
Dated: February 24, 2024    By: /s/ Robert Greyber
         Robert Greyber
          Chief Executive Officer

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is made by John Banczak (“Employee”) in favor of Vacasa LLC (the “Company”) and the Releasees (as defined below), effective as of the Effective Date (as defined below).

1.Release of Claims. For purposes hereof, “Releasees” refers to the Company and its parents, subsidiaries and affiliated partnerships and entities, including Vacasa Holdings LLC and Vacasa, Inc., their respective predecessors, successors and assigns, and each of their respective current and former officers, managers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees and divisions. In exchange for the benefits and arrangements set forth in the Transition Agreement (the “Transition Agreement”) to which this Agreement is an exhibit, Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby unconditionally, irrevocably, absolutely and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees, related in any way to the transactions or occurrences, including acts or omissions, between Employee and any of the Releasees, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with the Company and the termination of Employee’s employment, arising at any time up to and including the date Employee signs this Agreement, including, without limitation, claims for: violation of any written or unwritten contract, agreement, policy, plan or covenant of any kind; discrimination, harassment or retaliation on any basis; wrongful termination; personal injury; defamation; invasion of privacy; infliction of emotional distress; negligence; fraud; breach of fiduciary duty; breach of good faith and fair dealing; any other tort or violation of any public policy or common law of any jurisdiction; and violation of any foreign, federal, state, or local law, including any constitution, statute, ordinance, regulation, or order, including, but not limited to violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family Medical Leave Act, the Worker Adjustment and Retraining Notification, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act and the Fair Labor Standards Act, the Texas Commission on Human Rights Act, the Texas Minimum Wage Act, the Texas military leave law the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; and any and all claims for attorneys’ fees and costs.
2.Claims Not Released. The release of claims in Section 1 (the “Release of Claims”) does not extend to the right to enforce the Company’s obligations under the Transition Agreement. The Release of Claims does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). The Release of Claims does not extend to any right

Employee may have to unemployment compensation benefits or workers’ compensation benefits.
3.Unknown Claims. Employee acknowledges that Employee is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, and that Employee, being aware of this Code section, expressly waives any rights that Employee may have thereunder, as well as under any other statute or common law principles of similar effect with respect to the claims released hereunder. California Civil Code Section 1542 provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
4.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
5.Restrictive Covenants. Employee agrees to comply with all restrictive covenants set forth in the Confidentiality Agreement (as defined in the Transition Agreement), which shall remain in full force and effect pursuant to their terms, and which is a material condition to the arrangements set forth in Section 3 of the Transition Agreement.
6.Return of Company Property. Employee warrants and represents that Employee has returned to the Company all files, memoranda, records and other documents, and any other digital, physical or personal property that are the property of the Company and its affiliates (collectively, “Company Materials”) and that Employee had in Employee’s possession, custody or control, other than the laptop provided by the Company to Employee, which Employee may retain, subject to the requirements of Section 3(a) of the Transition Agreement.
7.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
8.No Liens. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
9.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity, nor require disclosure to the Company of Employee’s participation or engagement in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (a) filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including Employee’s right to receive damages or other relief from any such investigation or proceeding, or (b) disclosing or discussing conduct occurring at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and an employee (whether on or off the employment premises), that Employee reasonably believes under state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee shall prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
10.Non-disparagement. Except as otherwise provided in Section 9 above, Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the personal and/or business reputations, practices or conduct of the Company or any of the other Releasees. Employee’s obligations under this Section shall not be construed as restricting Employee from making truthful statements under oath in any lawsuit or other proceeding. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
11.Twenty-One Days to Consider Agreement. The Company hereby advises Employee in writing to consult with an attorney before executing this Agreement. Employee acknowledges Employee has been provided with at least 21 days from the date the Company delivered this Agreement within which to review and consider this Agreement before signing it. Should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee acknowledges that the Company has not asked Employee to shorten the 21-day time period for consideration of whether to sign this Agreement. Employee agrees that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.
12.Right of Revocation. Employee may revoke this Agreement for up to seven days following Employee’s execution of this Agreement and it shall not become effective or enforceable until the revocation period has expired. Such revocation must be in writing by email addressed to and received by Rebecca Boyden at rebecca.boyden@vacasa.com not later than the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement within the seven-day revocation period under this Section, this Agreement shall not be effective or enforceable, and Employee will not receive the payments and benefits described in Section 3 of the Transition Agreement. If Employee does not revoke this Agreement in accordance with this Section, the Agreement shall be effective and irrevocable on the eighth day after it is signed by Employee (the “Effective Date”).
13.Right to Consult an Attorney. The Company hereby advises Employee to consult with an attorney before executing this Agreement.
14.Severability. In the event that any provision or any portion of any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
15.Attorneys’ Fees. In the event that either party brings an action to enforce or effect its rights under this Agreement or the Transition Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
16.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a representative of the Company specifically authorized to agree to modifications of this Agreement.
17.Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.
18.Execution. This Agreement may be executed electronically or by facsimile, and each electronic copy or facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement.
19.Entire Agreement. This Agreement, together with the Transition Agreement and the Confidentiality Agreement, constitutes the entire agreement between Employee and the Company concerning the transition and separation of Employee’s employment, and supersedes and replaces any other agreements or understandings regarding the same.

20.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)Employee has read this Agreement;
(b)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice, or has voluntarily decided not to retain legal counsel;
(c)Employee has received payment for all salary and other wages and benefits accruing through the Separation Date, as well as payment for all reimbursable business expenses, and has vested into each equity award to the extent Employee has a right to vest into such award pursuant to its terms through the Separation Date;
(d)Employee has received all paid or unpaid time off, accommodations, and other benefits, if any, required under applicable law during Employee’s employment with the Company;
(e)Employee understands the terms and consequences of this Agreement and of the releases it contains;
(f)Employee is fully aware of the legal and binding effect of this Agreement; and
(g)Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Dated: _______________
JOHN BANCZAK